EXHIBIT 99.1

First Mid Bancshares, Inc. Announces First Quarter 2020 Results

MATTOON, Ill., April 30, 2020 (GLOBE NEWSWIRE) -- First Mid Bancshares, Inc. (NASDAQ: FMBH) (the “Company”) today announced its financial results for the quarter ended March 31, 2020.

Highlights

  Net income of $10.0 million, or $0.60 diluted EPS, included a ($0.19) per share impact from a reserve build1
  Strengthened balance sheet with increase of already strong capital and liquidity positions
  Loans grew $49.0 million, or 1.8% during the quarter
  Significant steps taken in supporting customers, communities and employees through this unprecedented time
  Approved $235 million in loans under the Paycheck Protection Program through April 16, 2020
  On April 21st, the Company acquired five lenders and their portfolio of relationships in the strategic St. Louis metro market

“While the challenges created from the COVID-19 pandemic are unprecedented, I am confident in First Mid’s position given our strong capital levels and significant liquidity,” said Joe Dively, Chairman and Chief Executive Officer. “Our balance sheet, combined with the extraordinary efforts of our employees, has allowed us to provide tremendous support to our customers and communities.”

“Due to the pandemic, we activated our business continuity plan and continue to operate at all of our branch locations as drive-thru facilities. Our call center remains accessible and we have increased the utilization of our digital platform. In addition, we have enabled a significant number of employees with work from home capabilities,” Dively continued.

“We have taken a multitude of steps for our customers including a 90-day deferral program, primarily for hotel and restaurant borrowers, a 180-day residential mortgage deferral program, and, as a long-standing SBA lender, we were very active in the Paycheck Protection Program (‘PPP’) for both existing and new customers. In fact, in the first round of the program, we helped nearly 1,400 customers receive approximately $235 million in loans. Awareness of our expertise in this process quickly spread in the communities we serve and allowed us to gain over 250 new relationships that we hope will be long-term customers,” Dively added.

“Our credit department has spent a lot of time stress testing the portfolio, especially those categories most impacted by COVID-19, and we believe the strength of our balance sheet has us well prepared for any losses that may arise. To highlight our position from a macro perspective, our current allowance for credit losses is more than our cumulative net charge-offs over the last 20 years. This, combined with our significant capital strength, provides me with the belief that we are very well positioned for the economic uncertainty ahead of us,” Dively continued.

“We delivered first quarter financial results that reflect the soundness and diversification of our business model and the hard work and dedication of our employees. For the quarter, we generated 1.8% loan growth, improved our asset quality measures, and delivered solid earnings despite a material reserve build. All of our capital ratios increased, and our total capital ratio ended the period at a very strong 16.13%,” Dively added.

 “Finally, on April 21st, 2020, we completed an acquisition of a team of commercial lenders and their loan relationships in the St. Louis metro market. I have personally spent time with all of the lending team and could not be more excited about the talent and capabilities of this group. St. Louis has been a strategic market that we have wanted to increase our presence in for quite some time, and this negotiated opportunity, and group of community bankers, are a great fit to our long-term strategic plans,” Dively concluded.

Chief Financial Officer Matt Smith said, “The loan portfolio purchased totals approximately $183.0 million and was funded primarily through a depository agreement entered into with Promontory and Stifel, Nicolaus & Company, Inc. In addition, we will assume approximately $50.0 million of deposits from the acquired loan relationships, once regulatory approval is received. We completed significant due diligence on the portfolio, which is well diversified and primarily composed of commercial real estate and commercial operating loans, with no hotel borrowers. Our strong balance sheet, combined with the structure of the deal, allowed us to complete the loan acquisition with minimal impact on our overall capital and liquidity positions. The deal is expected to be accretive to 2020 earnings.”

1 Reserve build represents the amount by which the provision for credit losses exceeds net charge-offs. See non-GAAP reconciliation.

Net Interest Income

Net interest income for the first quarter of 2020 declined by $1.1 million, or 3.6% compared to the fourth quarter of 2019. The decrease was primarily driven by lower accretion income of $1.0 million. In addition, interest on securities income declined due to lower balances in the investment portfolio as a result of an increase in bonds getting called from the change in interest rates. The Company elected to hold on to a majority of the cash proceeds to maintain additional excess liquidity during these uncertain times. Cash and cash equivalents on the balance sheet increased by $96.9 million, while the investment portfolio decreased $113.5 million.

In comparison to the first quarter of 2019, net interest income decreased $2.4 million, or 7.4%. The decrease was primarily attributable to a $2.1 million decline in accretion income and changes in the interest rate environment.

Net Interest Margin

Net interest margin, on a tax equivalent basis, was 3.51% for the first quarter of 2020 compared to 3.57% in the prior quarter. The decrease was primarily driven by a $1.0 million decline in accretion income. Excluding accretion income, net interest margin increased 4 basis points in the current quarter as the decline in overall funding costs more than offset the decline in yield on average earning assets.

In comparison to the first quarter of 2019, net interest margin decreased 23 basis points. The year-over-year decrease was primarily due to a $2.1 million decline in accretion income. Excluding accretion income, net interest margin increased by 1 basis point compared to the same quarter last year with average earning asset yields down 9 basis points and funding costs down 10 basis points.

Loan Portfolio

Total loans ended the quarter at $2.74 billion, representing an increase of $49.0 million compared to the prior quarter. On a year-over-year basis, loans increased $147.3 million, or 5.7%. The Company saw less payoffs compared to the first quarter of last year as the Company has worked through a majority of the loans from our two acquisitions in 2018, underwriting them under First Mid’s loan policy guidelines. During the current quarter, line draws were consistent with prior periods and represented approximately $3.0 million of the loan growth.

The Company has a diversified loan portfolio. Due to these unprecedented times, the Company decided to provide additional disclosures on certain loan categories with escalated monitoring and stress testing from the COVID-19 shelter in place. Most of the largest borrowers in the hotel and restaurant sector own and operate multiple businesses across various industries providing a diverse cash flow stream to support their loans and have provided personal guarantees. The majority of retail-merchandise borrowers sell home supplies and other necessities and have remained open.

The Company began offering a 90-day deferral program primarily for the hotel and restaurant sector in late March. As of the end of the first quarter, the Company had provided 90-day deferrals on $30.3 million in loans, or 1.1% of total outstanding loans. As of April 17, the Company had provided an additional $98.0 million in commercial loan modifications or deferrals. The total as of the April 17 date represented approximately 4.7% of loans.

Sector Detail as of March 31, 2020 ($ in thousands)	Balance	% of Loan Portfolio	Average LTV	Average DSCR

Retail	$162,071	5.9%	52%	1.75x
(Merchandise $79.4 million)

Hotel	119,676	4.4%	61%	1.41x
(67% major chains)

Restaurant	70,141	2.6%	89%	2.02x
(79% franchise/drive-thru/limited service)

Oil Related	5,110	0.2%	54%	3.74x
($2.2 million production)

Through March 31, 2020, the Company had provided deferrals of $1.0 million on combined consumer and residential real estate loans. An additional $4.8 million of deferrals on consumer and residential real estate loans were provided through April 17, 2020.

Asset Quality

All the Company’s asset quality measures improved in the first quarter 2020. The ratio of non-performing loans to total loans was 0.89%, allowance for loan losses was 1.20% of total loans, and the allowance for loan losses to non-performing loans was 134.3%. Non-performing loans declined $3.4 million to $24.5 million at quarter end. Non-performing assets to total assets declined to 0.71%, the lowest level in two years. Net charge-offs were $1.2 million during the first quarter compared to $2.6 million in the prior quarter.

CECL

Effective January 1, 2020, the Company adopted Accounting Standards Update 2016-13. The provisions of ASU 2016-13 require an entity to use the new impairment model known as the current expected credit loss (“CECL”). Allowance for loan and lease losses increased from 1.00% to 1.20% of total loans from December 31, 2019 to March 31, 2020. The information below details, by loan pool, the impact from implementing CECL and the reserve build for the quarter, which was impacted by the deterioration in the economic outlook due to COVID-19.

	Incurred Loss Model		CECL Adoption		CECL
	31-Dec-19		1-Jan-20		31-Mar-20
Allowance for Loan Losses ($ in thousands)	Amount	% of loans and leases outstanding	Amount	% of loans and leases outstanding	Amount	% of loans and leases outstanding

Construction & Land Development	$1,146	1.22%	$1,033	1.09%	$1,620	1.31%
Farm Loans	1,093	0.45%	1,323	0.55%	1,335	0.55%
1-4 Family Residential Properties	1,386	0.41%	2,142	0.64%	1,931	0.59%
Multifamily & Commercial Real Estate	11,198	0.97%	11,739	1.02%	13,621	1.19%
Agricultural Loans	1,386	1.02%	1,023	0.75%	1,064	0.76%
Commercial & Industrial Loans	9,273	1.41%	9,428	1.44%	11,294	1.64%
Consumer Loans	1,429	1.72%	1,895	2.28%	2,011	2.45%
	$26,911	1.00%	$28,583	1.06%	$32,876	1.20%

The reserve for unfunded commitments was immaterial at the adoption of CECL and at quarter end.

Deposits

Total deposits ended the quarter at $2.91 billion, which represented a slight decrease of $8.8 million from the prior quarter.  The Company’s average rate on cost of funds was 0.60% for the quarter compared to 0.67% in the fourth quarter and 0.70% in the first quarter of 2019. Total interest-bearing deposit costs declined by 8 basis points in the first quarter 2020 and declined by 6 basis points year-over-year.

Noninterest Income

Noninterest income for the first quarter of 2020 was $16.5 million compared to $14.9 million in the fourth quarter and $14.6 million in the first quarter of last year. The increase was primarily driven by higher insurance commission revenues, securities gains from bonds called, and interest rate swap fees. The Company’s fee business continues to provide significant diversification from the direct impacts of interest rate changes. Our First Mid Wealth Management division ended the quarter with $4.1 billion in assets under management. Overall, noninterest income represented nearly 36% of revenues for the period versus 31% of revenues in the first quarter last year.

Noninterest Expenses

Noninterest expense for the first quarter totaled $27.7 million compared to $27.6 million in the fourth quarter 2019. The current quarter included $0.1 million in acquisition related costs. The higher expenses were primarily in salaries and benefits tied to the increased revenues from our insurance business and annual employee compensation changes. FDIC insurance expense was also higher due to the final utilization of the available credit.

Noninterest expense was $0.6 million lower than the first quarter of 2019 across multiple categories including occupancy and equipment, amortization of intangibles, and FDIC insurance. The Company’s efficiency ratio, on a tax equivalent basis, for the first quarter 2020 was 57.1% compared to 56.8% for the same period last year.

Regulatory Capital Levels and Liquidity Sources

The Company elected the 5-year regulatory capital transition for the implementation of CECL. The Company’s capital levels remained strong and comfortably above the “well capitalized” levels. Capital levels ended the period as follows:

Total capital to risk-weighted assets	16.13%
Tier 1 capital to risk-weighted assets	15.05%
Common equity tier 1 capital to risk-weighted assets	14.39%
Leverage ratio	11.59%

The Company maintains significant liquidity capacity through a variety of sources as outlined below:

Liquidity Sources
31-Mar-20
Source	Amount ($ in thousands)

Fed Reserves and Cash at Banks	$103,400
Unpledged Investment Securities	60,251
FHLB Borrowing Capacity	525,149
Fed Funds Lines Correspondent Banks	100,000
Fed Discount Window Availability	10,000
Total	798,800

About Us: First Mid Bancshares, Inc. (“First Mid”) is the parent company of First Mid Bank & Trust, N.A., First Mid Insurance Group, Inc. and First Mid Wealth Management Co. Our mission is to fulfill the financial needs of our communities with exceptional personal service, professionalism and integrity, and deliver meaningful value and results for our customers and shareholders.

First Mid is a $3.9 billion community-focused organization that provides a full-suite of financial services including banking, wealth management, brokerage, ag services, and insurance through a sizeable network of locations throughout Illinois and eastern Missouri and a loan production office in the greater Indianapolis area. Together, our First Mid team takes great pride in their work and their ability to serve our customers well over the last 155 years.

More information about the Company is available on our website at www.firstmid.com. Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol “FMBH”.

Non-GAAP Measures: In addition to reports presented in accordance with generally accepted accounting principles (“GAAP”), this release contains certain non-GAAP financial measures. The Company believes that such non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance. Readers of this release, however, are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported. These non-GAAP financial measures are detailed as supplemental tables and include “Net Interest Margin, tax equivalent,” Tangible Book Value per Common Share,” “Common Equity Tier 1 Capital to Risk Weighted Assets,” and “Reserve Build”. While the Company believes these non-GAAP financial measures provide investors with a broader understanding of the capital adequacy, funding profile and financial trends of the Company, this information should be considered as supplemental in nature and not as a substitute to the related financial information prepared in accordance with GAAP. These non-GAAP financial measures may also differ from the similar measures presented by other companies.

Forward Looking Statements: This document may contain certain forward-looking statements about First Mid, such as discussions of First Mid’s pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses, planned schedules and impacts from COVID-19. First Mid intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of First Mid, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things, changes in interest rates; general economic conditions and those in the market areas of First Mid; legislative/regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of First Mid’s loan or investment portfolios and the valuation of those investment portfolios; demand for loan products; deposit flows; competition, demand for financial services in the market areas of First Mid; accounting principles, policies and guidelines; the severity, magnitude and duration of the COVID-19 pandemic; the direct and indirect impact of such pandemic, including responses to the pandemic by the government, businesses and consumers, on First Mid’s operations and personnel, commercial activity and demand across First Mid’s business and customers’ businesses; the disruption of global, national, state and local economies associated with the COVID-19 pandemic, which could affect First Mid’s liquidity and capital positions, impair the ability of First Mid’s borrowers to repay outstanding loans, impair collateral values, and further increase the allowance for credit losses; and the impact of the COVID-19 pandemic on First Mid’s financial results, including possible lost revenue and increased expenses (including the cost of capital), as well as possible goodwill impairment charges. Additional information concerning First Mid, including additional factors and risks that could materially affect First Mid’s financial results, are included in First Mid’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Reports on Form 10-K. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Investor Contact:
Aaron Holt
VP, Shareholder Relations
217-258-0463
aholt@firstmid.com

- Tables Follow -

FIRST MID BANCSHARES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)
	As of

	March 31,	December 31,	March 31,
	2020	2019	2019

Assets
Cash and cash equivalents	$182,027	$85,080	$232,548
Investment securities	646,744	760,215	772,400
Loans (including loans held for sale)	2,744,298	2,695,347	2,596,994
Less allowance for loan losses	(32,876)	(26,911)	(26,704)
Net loans	2,711,422	2,668,436	2,570,290
Premises and equipment, net	59,359	59,491	59,237
Goodwill and intangibles, net	132,199	133,257	137,461
Bank owned life insurance	67,656	67,225	65,914
Other assets	65,424	65,722	57,769
Total assets	$3,864,831	$3,839,426	$3,895,619

Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing	$642,384	$633,331	$628,944
Interest bearing	2,266,243	2,284,035	2,417,269
Total deposits	2,908,627	2,917,366	3,046,213
Repurchase agreement with customers	231,649	208,109	157,760
Other borrowings	124,921	118,895	126,048
Junior subordinated debentures	18,900	18,858	29,042
Other liabilities	47,683	49,589	39,404
Total liabilities	3,331,780	3,312,817	3,398,467

Total stockholders' equity	533,051	526,609	497,152
Total liabilities and stockholders' equity	$3,864,831	$3,839,426	$3,895,619

FIRST MID BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended
	March 31
	2020	2019
Interest income:
Interest and fees on loans	$30,027	$32,104
Interest on investment securities	4,589	5,209
Interest on federal funds sold & other deposits	125	738
Total interest income	34,741	38,051
Interest expense:
Interest on deposits	3,861	4,378
Interest on securities sold under agreements to repurchase	194	260
Interest on other borrowings	595	723
Interest on subordinated debt	218	438
Total interest expense	4,868	5,799
Net interest income	29,873	32,252
Provision for loan losses	5,481	947
Net interest income after provision for loan	24,392	31,305
Non-interest income:
Wealth management revenues	3,626	3,645
Insurance commissions	6,621	5,555
Service charges	1,778	1,802
Securities gains, net	531	54
Mortgage banking revenues	308	239
ATM/debit card revenue	1,987	2,016
Other	1,659	1,328
Total non-interest income	16,510	14,639
Non-interest expense:
Salaries and employee benefits	16,500	16,574
Net occupancy and equipment expense	4,242	4,455
Net other real estate owned (income) expense	(46)	53
FDIC insurance	93	279
Amortization of intangible assets	1,295	1,356
Stationary and supplies	268	287
Legal and professional expense	1,398	1,194
Marketing and donations	481	454
Other	3,500	3,658
Total non-interest expense	27,731	28,310
Income before income taxes	13,171	17,634
Income taxes	3,172	4,318
Net income	$9,999	$13,316

Per Share Information
Basic earnings per common share	$0.60	$0.80
Diluted earnings per common share	0.60	0.80

Weighted average shares outstanding	16,693,183	16,665,999
Diluted weighted average shares outstanding	16,740,091	16,704,779

FIRST MID BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	For the Quarter Ended
	March 31,	December 31,	September 30	June 30,	March 31,
	2020	2019	2019	2019	2019
Interest income:
Interest and fees on loans	$30,027	$31,206	$31,976	$31,539	$32,104
Interest on investment securities	4,589	5,101	5,297	5,436	5,209
Interest on federal funds sold & other deposits	125	214	305	596	738
Total interest income	34,741	36,521	37,578	37,571	38,051
Interest expense:
Interest on deposits	3,861	4,447	5,174	4,940	4,378
Interest on securities sold under agreements to repurchase	194	240	196	215	260
Interest on other borrowings	595	610	691	697	723
Interest on subordinated debt	218	240	392	406	438
Total interest expense	4,868	5,537	6,453	6,258	5,799
Net interest income	29,873	30,984	31,125	31,313	32,252
Provision for loan losses	5,481	2,737	2,658	91	947
Net interest income after provision for loan	24,392	28,247	28,467	31,222	31,305
Non-interest income:
Wealth management revenues	3,626	5,027	3,311	3,587	3,645
Insurance commissions	6,621	3,361	3,353	3,760	5,555
Service charges	1,778	1,985	2,091	1,959	1,802
Securities gains, net	531	479	51	218	54
Mortgage banking revenues	308	579	582	346	239
ATM/debit card revenue	1,987	2,100	2,173	2,202	2,016
Other	1,659	1,342	1,356	1,516	1,328
Total non-interest income	16,510	14,873	12,917	13,588	14,639
Non-interest expense:
Salaries and employee benefits	16,500	15,942	14,497	15,565	16,574
Net occupancy and equipment expense	4,242	4,305	4,377	4,543	4,455
Net other real estate owned (income) expense	(46)	30	172	188	53
FDIC insurance	93	(170)	(87)	197	279
Amortization of intangible assets	1,295	1,296	1,373	1,823	1,356
Stationary and supplies	268	269	284	264	287
Legal and professional expense	1,398	1,451	1,215	1,304	1,194
Marketing and donations	481	573	523	481	454
Other	3,500	3,905	3,540	5,822	3,658
Total non-interest expense	27,731	27,601	25,894	30,187	28,310
Income before income taxes	13,171	15,519	15,490	14,623	17,634
Income taxes	3,172	3,543	3,820	3,642	4,318
Net income	$9,999	$11,976	$11,670	$10,981	$13,316

FIRST MID BANCSHARES, INC.
Consolidated Financial Highlights and Ratios
(Dollars in thousands, except per share data)
(Unaudited)
	As of and for the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019

Loan Portfolio
Construction and land development	$123,326	$94,142	$68,821	$57,069	$49,179
Farm loans	242,891	240,241	229,715	229,924	236,864
1-4 Family residential properties	325,128	336,427	347,370	355,143	362,617
Multifamily residential properties	139,734	153,948	154,859	167,709	175,903
Commercial real estate	1,002,868	995,702	954,992	888,711	905,679
Loans secured by real estate	1,833,947	1,820,460	1,755,757	1,698,556	1,730,242
Agricultural loans	139,136	136,124	121,650	118,216	118,026
Commercial and industrial loans	565,789	528,973	543,937	530,405	550,853
Consumer loans	82,104	83,183	83,171	84,907	86,540
All other loans	123,322	126,607	119,043	114,459	111,333
Total loans	2,744,298	2,695,347	2,623,558	2,546,543	2,596,994

Deposit Portfolio
Non-interest bearing demand deposits	$642,384	$633,331	$596,518	$603,823	$628,944
Interest bearing demand deposits	827,387	850,956	899,763	844,931	828,144
Savings deposits	441,998	428,778	431,497	438,769	444,619
Money Market	441,381	419,801	435,517	473,160	483,867
Time deposits	555,477	584,500	625,630	651,807	660,639
Total deposits	2,908,627	2,917,366	2,988,925	3,012,490	3,046,213

Asset Quality
Non-performing loans	$24,463	$27,818	$24,203	$25,773	$25,988
Non-performing assets	27,306	31,538	28,645	29,380	29,857
Net charge-offs	1,188	2,567	2,276	436	432
Allowance for loan losses to non-performing loans	134.39%	96.74%	110.49%	102.27%	102.76%
Allowance for loan losses to total loans outstanding	1.20%	1.00%	1.02%	1.04%	1.03%
Nonperforming loans to total loans	0.89%	1.03%	0.92%	1.01%	1.00%
Nonperforming assets to total assets	0.71%	0.82%	0.75%	0.77%	0.77%

Common Share Data
Common shares outstanding	16,702,484	16,673,480	16,663,095	16,694,316	16,677,128
Book value per common share	$31.91	$31.58	$31.32	$30.49	$29.81
Tangible book value per common share	24.00	23.59	23.25	22.35	21.57
Market price of stock	23.74	35.25	34.62	34.92	33.32

Key Performance Ratios and Metrics
End of period earning assets	$3,492,271	$3,464,144	$3,444,775	$3,447,695	$3,539,175
Average earning assets	3,451,123	3,464,200	3,444,088	3,470,776	3,516,032
Average rate on average earning assets (tax equivalent)	4.11%	4.24%	4.39%	4.40%	4.44%
Average rate on cost of funds	0.60%	0.67%	0.79%	0.76%	0.70%
Net interest margin (tax equivalent)	3.51%	3.57%	3.60%	3.64%	3.74%
Return on average assets	1.05%	1.25%	1.22%	1.15%	1.38%
Return on average common equity	7.48%	9.17%	9.04%	8.80%	11.02%
Efficiency ratio (tax equivalent) [1]	57.14%	57.23%	54.69%	62.31%	56.77%
Full-time equivalent employees	835	827	830	826	832

[1] Represents non-interest expense divided by the sum of fully tax equivalent net interest income and non-interest income. Non-interest expense adjustments exclude foreclosed property expense and amortization of intangibles. Net-interest income includes tax equivalent adjustments and non-interest income excludes gains and losses on the sale of investment securities.

FIRST MID BANCSHARES, INC.
Net Interest Margin
(In thousands, unaudited)
	For the Quarter Ended March 2020
	QTD Average		Average
	Balance	Interest	Rate
INTEREST EARNING ASSETS
Interest bearing deposits	$23,824	$91	1.54%
Federal funds sold	926	2	0.87%
Certificates of deposits investments	5,064	31	2.46%
Investment Securities:
Taxable (total less municipals)	543,799	3,339	2.46%
Tax-exempt (Municipals)	174,459	1,582	3.63%
Loans (net of unearned income)	2,703,051	30,215	4.50%

Total interest earning assets	3,451,123	35,260	4.11%

NONEARNING ASSETS
Cash and due from banks	93,283
Premises and equipment	59,476
Other nonearning assets	251,359
Allowance for loan losses	(29,990)

Total assets	$3,825,251

INTEREST BEARING LIABILITIES
Demand deposits	$1,264,489	$1,092	0.35%
Savings deposits	435,480	119	0.11%
Time deposits	570,132	2,650	1.87%
Total interest bearing deposits	2,270,101	3,861	0.68%
Repurchase agreements	202,693	194	0.38%
FHLB advances	120,146	580	1.94%
Federal funds purchased	2,110	10	1.91%
Subordinated debt	18,873	218	4.65%
Other borrowings	769	4	2.09%
Total borrowings	344,591	1,006	1.17%
Total interest bearing liabilities	2,614,692	4,867	0.75%

NONINTEREST BEARING LIABILITIES
Demand deposits	628,588	Average cost of funds	0.60%
Other liabilities	47,539
Stockholders' equity	534,432

Total liabilities & stockholders' equity	$3,825,251

Net Interest Earnings / Spread		$30,393	3.36%

Impact of Non-Interest Bearing Funds			0.15%

Tax effected yield on interest earning assets			3.51%

FIRST MID BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, unaudited)

	As of and for the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019

Net interest income as reported	$29,873	$30,984	$31,125	$31,313	$32,252
Net interest income, (tax equivalent)	30,393	31,517	31,659	31,850	32,800
Average earning assets	3,451,123	3,464,200	3,444,088	3,470,776	3,516,032
Net interest margin (tax equivalent) [1]	3.51%	3.57%	3.60%	3.64%	3.74%

Common stockholder's equity	$533,051	$526,609	$521,959	$508,958	$497,152
Goodwill and intangibles, net	132,199	133,257	134,461	135,762	137,461
Common shares outstanding	16,702	16,673	16,663	16,695	16,677
Tangible Book Value per common share	$24.00	$23.59	$23.25	$22.35	$21.57

Common equity tier 1 capital	$410,565	$398,536	$391,429	$379,581	$372,731
Risk weighted assets	2,854,102	2,822,648	2,923,245	2,935,236	2,964,638
Common equity tier 1 capital to risk weighted assets [2]	14.39%	14.12%	13.39%	12.93%	12.57%

Provision Expense, net of net charge offs	$4,293
Effective tax rate for period	24.08%
Average diluted shares outstanding	16,740
Diluted EPS impact from reserve build	$0.19

[1] Annualized and calculated on a tax equivalent basis where interest earned on tax-exempt securities and loans is adjusted to an amount comparable to interest subject to normal income taxes assuming a federal tax rate of 21% and includes the impact of non-interest bearing funds.

[2] Defined as total common equity adjusted for gains/(losses) less goodwill and intangibles divided by risk weighted assets as of period end.